Exhibit 5.1

December 13, 2019

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Dominion Energy, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-219088) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities of the Company, including Preferred Stock, and (ii) the issuance by the Company of 800,000 shares of the Company’s 4.65% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, without par value (the “Series B Stock”), as described in the Company’s Prospectus, dated June 30, 2017 (the “Prospectus”) and Prospectus Supplement, dated December 2, 2019 (the “Prospectus Supplement”). The Registration Statement became effective on June 30, 2017. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

The Series B Stock is being offered to the public in accordance with an Underwriting Agreement, dated December 2, 2019 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Underwriting Agreement.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Prospectus Supplement;

(d)	specimen copies of the global certificates representing the Series B Stock (the “Global Securities”); and

(e)	the Underwriting Agreement.

In addition we have examined and relied upon the following:

(i) a certificate from the assistant corporate secretary of the Company certifying as to (A) true and correct copies of (x) the restated articles of incorporation of the Company, as amended by the Articles of Amendment filed by the Company with the State Corporation Commission of

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the Commonwealth of Virginia (the “SCC”) and effective December 13, 2019 which established the Series B Stock as a series of Preferred Stock of the Company (as so amended, the “Articles of Incorporation”), and (y) the bylaws of the Company (together with the Articles of Incorporation, the “Organizational Documents”), (B) the resolutions of the Board of Directors of the Company (the “Board”) effective June 23, 2017 authorizing the filing of the Registration Statement and regarding the amount of securities authorized to be issued under the Registration Statement (the “June 2017 Resolutions”), (C) the resolutions of the Board effective May 7, 2019 increasing the amount of securities authorized to be issued pursuant to the June 2017 Resolutions and making certain other modifications to the June 2017 Resolutions, (D) the resolutions of certain senior officers of the Company effective December 2, 2019 authorizing the creation, and determining the rights, terms and preferences, of the Series B Stock, and (E) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver the Global Securities and the Underwriting Agreement on behalf of the Company;

(ii) a certificate dated December 11, 2019 issued by the SCC attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia; and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals who have signed the Global Securities are genuine and (other than those of individuals signing on behalf of the Company) authorized. All individuals who have signed Global Securities had the legal capacity to execute such document.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Documents Binding on Certain Parties. The Underwriting Agreement and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms.

(e) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the transactions contemplated by the Underwriting Agreement. There are no oral or written statements or agreements that modify, amend or vary, or purport to amend or vary, any of the terms of the Underwriting Agreement.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Virginia, and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to issue the Series B Stock.

3. Validity. When (i) the Series B Stock has been issued and sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company has received the consideration for the Series B Stock provided for in the Underwriting Agreement and (iii) the Global Securities have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Articles of Incorporation and the instructions of the Underwriters, the Series B Stock will be validly issued, fully paid and non-assessable.

Qualification and Limitation Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Series B Stock. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

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